Exhibit 10.21

Stockholder’s Rights Transfer Agreement

Assignor (Party A) : Chen Jingyun

Assignee (Party B) : Tianjin Joway Shengshi Group Co., Ltd.

After friendly consultations regarding the share transfer matters, the two parties have reached the following agreement:

1.	Party A agrees to transfer the 10% Stockholder’s Rights of Tianjin Joway Decoration Engineering Co., Ltd. (hereafter refers to as “the Company”) to Party B.

2.	Party B agrees to transferee the 10% share of the Company from Party A.

3.	Before and after this Agreement becomes effective, the Assignee shall assume the limited debts and credits in proportion to the equity share of the Company.

Party A: /s/ Chen Jingyun

Party B: /stamp/ Tianjin Joway Shengshi Group Co., Ltd.

Date: July 9, 2010